                                                                    Exhibit 99.1




Contact:   Andy Albert/John Patenaude                 Judy Brennan/Rich Coyle
           Nashua Corporation                         Citigate Sard Verbinnen
           603-880-2206/603-880-2145                  212-687-8080


                          NASHUA CORPORATION ANNOUNCES
                             NEW FINANCING AGREEMENT

     NASHUA, N.H. - MARCH 4, 2002 -- Nashua Corporation (NYSE: NSH) today announced that it has signed a new three-year secured financing agreement with LaSalle Bank N.A. and Fleet National Bank, which provides the Company with a revolving line of credit of up to $30 million and a term loan of $10 million. This agreement replaces the Company's existing credit facility, which was scheduled to expire June 30, 2002.

     Andrew Albert, Nashua's president, chief executive officer and chairman stated, "Both of these institutions have been long-time supporters of Nashua, and we are pleased to continue our relationship with them. Our new agreement will provide us with adequate financing to continue growing our business."

ABOUT NASHUA

Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company's products include thermal coated papers, pressure-sensitive labels, copier papers, bond, point of sale, ATM and wide format papers, entertainment tickets, as well as toners and developers and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found on the World Wide Web at www.nashua.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the word "will" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company's future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the settlement of various tax issues, and other risks set forth in the Company's filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.